Exhibit 5.1

10 Gresham Street | London EC2V 7JD T +44 (0)20.7615.3000 milbank.com

29 July 2021

Ferroglobe plc

5 Fleet Place

London EC4M 7RD

Re: Ferroglobe plc (the “Company”) – Registration Statement on Form F-3

We have acted as English legal advisers to the Company, a public limited company incorporated in England and Wales, in connection with (a) the Registration Statement on Form F-3 filed by the Company on 29 July 2021 (the “Registration Statement”), with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1993, as amended (the “Securities Act”), and (b) the proposed resale from time to time by the selling shareholders identified in the Registration Statement (or their pledgees) (the “Selling Shareholders”) of 8,913,872 ordinary shares of par value $0.01 to be issued to the Selling Shareholders (the “New Ordinary Shares”), (the “Offering”).

1.	INTRODUCTION

1.1	Purpose

In connection with the preparation and filing of the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below. We have taken instructions in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings given to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter, we have:

(a)	conducted or arranged searches in respect of the Company at Companies House, The Insolvency and Companies List at the Royal Courts of Justice in London and The Gazette (the “Searches”). The Searches were completed on 28 July 2021 at 12.00 p.m. and did not reveal any petitions, applications, notices or orders for the winding up of, or for the appointment of a receiver or administrator with respect to, the Company. The Searches are not, however, conclusive because relevant information may not be filed or made publicly available immediately or on time (or at all); and

(b)	examined only the following documents:

(i)	a copy of the Registration Statement filed with the SEC on 29 July 2021;

(ii)	a copy of the certificate of incorporation of the Company dated 5 February 2015;

(iii)	a copy of the articles of association of the Company, which were adopted on 26 October 2017; and

(iv)	a copy of the amended and restated shareholders’ agreement with respect to the Company, dated 21 November 2017, as further amended on 23 January 2018 and 13 May 2021 (the “Shareholders’ Agreement”).

2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its Schedules, and subject further to the following:

(a)	the Registration Statement, as finally amended and supplemented, having become effective under the Securities Act and continuing to be so effective;

(b)	a prospectus supplement describing the New Ordinary Shares offered thereby having been prepared and filed in compliance with the Securities Act and the SEC’s applicable rules and requirements;

(c)	the Company having duly authorised the issuance of the New Ordinary Shares, including by the passing of the necessary resolutions at a duly convened and quorate meeting of the board of directors of the Company, and such authorisations having not been modified or rescinded and there not having occurred any change in law affecting the validly of such authorisations;

(d)	Grupo Villar MIR, S.A.U. (“GVM”) having, to the extent required thereunder, validly waived its rights of pre-emption in respect of the Offering arising under the Shareholders’ Agreement (as may be further amended and/or amended and restated from time to time) and such waiver continuing to be effective at all relevant times;

(e)	the receipt in full of payment for the New Ordinary Shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act 2006) of not less than the aggregate nominal value for such New Ordinary Shares; and

(f)	valid entries having been made in relation to the allotment and issue of the New Ordinary Shares in the books and registers of the Company,

it is our opinion that the New Ordinary Shares, if and when allotted and issued and registered in the name of the Selling Shareholders in the register of members of the Company, will be duly and validly issued, fully paid or credited as fully paid and non-assessable, meaning for this purpose that they will not be subject to any call for payment of further capital.

3.	Assumptions, Qualifications and Reservations

3.1	This opinion:

(a)	relates only to English law as at the date hereof;

(b)	is issued on the assumption that none of the opinions expressed herein would be affected by any law other than English law and on the other assumptions mentioned in Schedule 1;

(c)	is strictly limited to the matters stated herein and not to be read as extending by implication to any other matter; and

(d)	is subject to the reservations and qualifications mentioned in Schedule 2.

3.2	We assume no obligation to advise anyone of any change in law that might affect the contents hereof.

3.3	This opinion is governed by English law, as are all non-contractual obligations arising out of or in connection with it, and is issued on the basis that the English courts are to have jurisdiction with respect to any dispute relating to it or to any such non-contractual obligations.

4.	RELIANCE AND DISCLOSURE

4.1	This opinion is given to you solely for your benefit in connection with the Registration Statement and may be relied upon by you. We consent to the filing of this letter as an exhibit to the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the New Ordinary Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

4.2	This opinion is issued on the basis that no person entitled to rely on it may bring any claim in connection with this opinion (whether in contract, tort, for breach of statutory duty, or otherwise) against any individual who is a partner, member, employee of, or consultant to, Milbank LLP, and will instead confine any such claim to Milbank LLP.

Yours faithfully

/s/ Milbank LLP

Schedule 1

ASSUMPTIONS

The opinion in this letter has been given on the basis of the following assumptions:

(a)	All signatures, stamps and seals on all documents that we have examined are genuine and all attestations were made on the basis of the physical presence of the relevant witness, all originals of those documents are authentic and complete, all copies of all those documents are complete and conform to the originals and the only contractual or other arrangements that modify the terms or effect of any of those documents are those (if any) expressly referred to therein.

(b)	All things that could have been revealed by the searches and enquiries referred to in paragraph 1.3 of this opinion were in fact so revealed and all information that we obtained as a result of those searches and enquiries was and remains true, complete and accurate in all respects and, in particular, all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been so delivered.

(c)	Where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen.

(d)	The filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws.

(e)	The parties to each of the documents reviewed in paragraph 1.3 above have the capacity, power and authority to execute, deliver and perform each such document.

(f)	Any board meetings of the Company required to approve the Offering and issue of the New Ordinary Shares have been or will be duly convened and conducted, and all related board resolutions of the Company have been or will be duly passed or signed by the relevant directors (having made all requisite disclosures).

(g)	The directors of the Company, in authorising any allotment and issue of the New Ordinary Shares, will exercise their powers in accordance with their duties under all applicable laws and the articles of association of the Company in force at the relevant time.

(h)	The names of the relevant allotees and the New Ordinary Shares allotted are duly entered in the register of members of the Company and all filings required to be delivered to Companies House or otherwise in connection therewith will be filed within, in each such case, the relevant time limits.

(i)	No New Ordinary Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the New Ordinary Shares in breach of section 21 of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities.

(j)	In issuing and allotting New Ordinary Shares, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA.

(k)	In connection with the Offering, the Company has complied and will continue to comply with (i) all applicable laws and regulations imposed by any court or other governmental or regulatory body having jurisdiction over the Company; and (ii) all requirements and restrictions imposed by any agreement or instrument to which the Company is party or by which the Company is bound, and that the allotment and issue of New Ordinary Shares will be consistent with all such laws and regulations and requirements and restrictions.

(l)	The Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, administration, winding up, dissolution, reorganisation, or bankruptcy or similar procedures in other relevant jurisdictions, of, or for the commencement of a moratorium in respect of or the appointment of a liquidator, receiver, trustee, administrator, administrative receiver, monitor or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt and such actions and steps will not have been taken.

Schedule 2

RESERVATIONS

The opinion in this letter is subject to the following reservations:

(a)	The Searches are not conclusive (and, in particular, are not capable of revealing conclusively whether or not a winding-up or administration petition, filing or order has been presented or made, a monitor or receiver appointed, a company voluntary arrangement proposed or approved or a moratorium or any other insolvency proceeding commenced) because relevant information may not be filed or made publicly available immediately or on time (or at all). We have not made enquiries of any District Registry or County Court.

(b)	We express no opinion as to matters of fact.

(c)	We have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.

(d)	This opinion is subject to all laws relating to insolvency, liquidation, bankruptcy, moratorium, compromise, reorganisation, administration and other laws affecting the enforcement of creditors’ rights generally.

(e)	The opinions expressed in this letter are subject to the effect of economic sanctions and similar measures that may apply in the United Kingdom.

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